IKON OFFICE SOLUTIONS, INC.

2006 OMNIBUS EQUITY COMPENSATION PLAN

1. Purpose 1
2.	Definitions	1
3.	Administration	4
4.	Grants	4
5.	Shares of Stock Subject to the Plan	5
6.	Eligibility for Participation	6
7.	Options	6
8.	SARs	8
9.	Stock Units	8
10.	Performance Units	9
11.	Stock Awards	9
12.	Dividend Equivalents	10
13.	Other Stock-Based Awards	10
14.	Qualified Performance-Based Compensation	11
15.	Deferrals	12
16.	Withholding of Taxes	12
17.	Transferability of Grants	13
18.	Consequences of a Change in Control	13
19.	Requirements for Issuance of Shares	14
20.	Amendment and Termination of the Plan	14
21.	Miscellaneous	15

IKON OFFICE SOLUTIONS, INC.

2006 OMNIBUS EQUITY COMPENSATION PLAN

1.	Purpose

The purpose of the Plan is to provide designated (i) Employees of IKON and its Subsidiaries, (ii) Non-Employee Directors of IKON and its Subsidiaries and (iii) Consultants who perform services for IKON and its Subsidiaries, with the opportunity to receive grants of Options, SARs, Stock Units, Performance Units, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. IKON believes that the Plan will encourage the Participants to contribute materially to the growth of IKON, thereby benefiting IKON’s shareholders, and will align the economic interests of the Participants with those of the shareholders.

Prior to the adoption of the Plan, IKON separately maintained each of the Prior Plans. The Plan consolidates the Prior Plans into one plan document so that as of the Effective Date (i) the Prior Plans will be merged into the Plan and (ii) no additional grants will be made under the Prior Plans. Outstanding grants under the Prior Plans will continue to be governed according to their terms as in effect on the Effective Date, and the shares with respect to outstanding grants under the Prior Plans will be issued or transferred under this Plan.

All capitalized terms shall be as defined in Section 2 below.

2.	Definitions

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a) “Board” means the Board of Directors of IKON.

(b) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of IKON representing more than 35% of the voting power of the then outstanding securities of IKON; provided that a Change in Control shall not be deemed to occur as a result of a transaction in which IKON becomes a subsidiary of another corporation and in which the shareholders of IKON, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 65% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote);

(ii) The consummation of (A) a merger or consolidation of IKON with another corporation where the shareholders of IKON, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or (B) a sale or other disposition of all or substantially all of the assets of IKON; or

(c) During any twelve month period after the Effective Date, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by IKON’s shareholders, of at least a majority of the directors who were not directors at the beginning of such period, was approved by a vote of at least two-thirds of the directors then in office at the time of such election or nomination who either (i) were directors at the beginning of such period or (ii) whose appointment, election or nomination for election was previously so approved.

Notwithstanding the foregoing, the Committee may modify the definition of a Change in Control for a particular Grant as the Committee deems appropriate to comply with section 409A of the Code.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means (i) with respect to Grants to Employees and Consultants, the Human Resources Committee of the Board or its delegate or successor, or such other committee appointed by the Board to administer the Plan or its delegate or successor and (ii) with respect to Grants made to Non-Employee Directors, the Board or its delegate. Notwithstanding the foregoing, with respect to Grants to Employees that are intended as “qualified performance-based compensation” (as defined under section 162(m) of the Code), as well as to Employees who are officers of IKON, the Committee shall consist of three or more persons appointed by the Board, all of whom shall be “outside directors” (as defined under section 162(m) of the Code and related Treasury regulations) and “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act.

(f) “Company” means IKON and any Subsidiary.

(g) “Consultant” means an advisor or consultant who performs services for the Company.

(h) “Date of Grant” means the date a Grant is effective.

(i) “Dividend Equivalent” means an amount determined by multiplying the number of shares of Stock, Performance Units or Stock Units subject to a Grant by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by IKON on its Stock on a dividend payment date.

(j) “Effective Date” means February 22, 2006, subject to approval by the shareholders of IKON.

(k) “Employee” means an employee of the Company (including an officer or director who is also an employee).

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Executive Plan” means the IKON Office Solutions, Inc. Executive Deferred Compensation Plan, as amended.

(n) “Fair Market Value” means, as of any date, unless otherwise required by any applicable provision of the Code or any regulations thereunder, the closing sales price of a share of Stock for the applicable trading day as reported on the New York Stock Exchange Composite Tape.

(o) “Grant” means an Option, SAR, Stock Unit, Performance Unit, Stock Award, Dividend Equivalent or Other Stock-Based Award granted under the Plan.

(p) “Grant Letter” means the written agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.

(q) “IKON” means IKON Office Solutions, Inc., an Ohio corporation, and any successor thereto.

(r) “Incentive Stock Option” means a stock option that is intended to meet the requirements of section 422 of the Code, as described in Section 7.

(s) “Non-Employee Director” means a member of the Board, or a member of the board of directors of a Subsidiary, who is not an employee of the Company.

(t) “Nonqualified Stock Option” means a stock option that is not intended to meet the requirements of section 422 of the Code, as described in Section 7.

(u) “Option” means an Incentive Stock Option or Nonqualified Stock Option to purchase shares of Stock at an Option Price for a specified period of time.

(v) “Option Price” means an amount per share of Stock purchasable under an Option, as designated by the Committee.

(w) “Other Stock-Based Award” means any Grant based on, measured by or payable in Stock (other than Grants described in Sections 7, 8, 9, 10, 11 and 12), as described in Section 13.

(x) “Parent” means a “parent corporation,” as defined in section 424(e) of the Code, of IKON.

(y) “Participant” means an Employee, Consultant or Non-Employee Director designated by the Committee to receive a Grant under the Plan.

(z) “Performance Units” means an award of phantom units, representing one or more shares of Stock, as described in Section 10.

(aa) “Person” means as such term is defined in section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d) and 14(d) thereof, except that such term shall not include (i) IKON or any of its affiliates (as defined under Rule 12b-2 of the Exchange Act), (ii) a trustee or other fiduciary holding securities under an employee benefit plan of IKON or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of IKON in substantially the same proportions as their ownership of the Stock.

(bb) “Plan” means this IKON Office Solutions, Inc. 2006 Omnibus Equity Compensation Plan, as in effect from time to time.

(cc) “Prior Plans” means the 2003 IKON Office Solutions, Inc. Employee Equity Incentive Plan, the 2003 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan, the 2000 IKON Office Solutions, Inc. Employee Stock Option Plan, the 2000 IKON Office Solutions, Inc. Executive Incentive Plan, and the 2000 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan.

(dd) “Stock” means the common stock, no par value per share, of IKON or such other securities of IKON as may be substituted for Stock pursuant to Sections 5(d) or 18.

(ee) (ff)	“SAR” means an award of a stock appreciation right, as described in Section 8. “Stock Award” means an award of Stock, as described in Section 11.

(gg) “Stock Unit” means an award of a phantom unit, representing one or more shares of Stock, as described in Section 9.

(hh) “Subsidiary” means a “subsidiary corporation,” as defined in section 424(f) of the Code, of IKON.

(ii) “Successor Participant” means the personal representative or other person entitled to succeed to the rights of the Participant in accordance with Section 17.

3.	Administration

(a) Committee. The Plan shall be administered and interpreted by the Committee. Day to day administrative functions may be performed by employees of IKON, as approved by the Committee.

(b) Committee Authority. The Committee shall have the sole authority to (i) determine the Employees, Consultants and Non-Employee Directors to whom Grants shall be made under the Plan, (ii) determine the type, size and terms of the Grants to be made to each Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Grant, subject to the provisions of Section 20, (v) adopt guidelines separate from the Plan that set forth the specific terms and conditions for Grants under the Plan, and (vi) deal with any other matters arising under the Plan.

(c) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any Grants awarded hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of IKON, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

4.	Grants

Grants under the Plan may consist of Options, SARs, Stock Units, Performance Units, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee in separate guidelines or to the individual in the Grant Letter or an amendment to the guidelines or Grant Letter. The Committee shall approve the form and provisions of each Grant Letter. Grants under a particular Section of the Plan need not be uniform as among the Participants. All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries, and any other person having or claiming an interest under such Grant. Notwithstanding any provision of the Plan to the contrary, the Committee may make Grants that are contingent on, and subject to, shareholder approval of the Plan or an amendment to the Plan.

5. Shares of Stock Subject to the Plan

(a) Shares Authorized. Subject to adjustment as described below, the aggregate number of shares of Stock that may be issued or transferred under the Plan is the sum of (i) 8,000,000 shares and (ii) the number of shares of Stock attributable to outstanding grants under the Prior Plans as of the Effective Date, as well as shares of Stock reserved for issuance under the Prior Plans, but not subject to previously exercised or vested grants, as of the Effective Date; provided, however, that no more than 4,000,000 shares of Stock, in the aggregate, may be issued pursuant to Stock Awards, Stock Units, Performance Units or Other Stock-Based Awards, and no more than 8,000,000 shares may be issued as Incentive Stock Options. The Shares may be authorized, but unissued, shares of Stock or reacquired shares of Stock, including shares purchased by IKON on the open market for purposes of the Plan. Grants paid in cash shall not count against the foregoing share limits.

(b) Share Counting. For administrative purposes, when the Committee makes a Grant payable in Stock, the Committee shall reserve shares of Stock equal to the maximum number of shares of Stock that may be payable under the Grant. If and to the extent Options or SARs granted under the Plan (or granted under the Prior Plans prior to the Effective Date) terminate, expire, or are canceled, forfeited, exchanged or surrendered after the Effective Date without having been exercised or if any Stock Awards, Stock Units, Performance Units, Dividend Equivalents or Other Stock-Based Awards (or granted under the Prior Plans prior to the Effective Date) are forfeited or terminated, or otherwise not paid in full after the Effective Date, the shares subject to such Grants shall again be available for purposes of the Plan. To the extent Grants are paid in cash, and not in shares of Stock, any shares previously reserved for issuance or transfer pursuant to such Grants shall again be available for issuance or transfer under the Plan. To the extent SARs are exercised under the Plan, the total number of shares of Stock subject to the exercised portion of the SAR shall count against the number of shares reserved for issuance under the Plan if shares of Stock are paid out upon exercise of the SAR.

(c) Individual Limits. All Grants under the Plan, other than Dividend Equivalents, shall be expressed in shares of Stock. The maximum aggregate number of shares of Stock with respect to which all Grants, other than Dividend Equivalents, may be made under the Plan to any individual during any fiscal year shall be 500,000 shares, subject to adjustment as described below. A Participant may not accrue Dividend Equivalents during any fiscal year in excess of $1,000,000. The individual limits described in this subsection (c) shall apply without regard to whether the Grants are to be paid in Stock or in cash. All cash payments (other than Dividend Equivalents) shall equal the Fair Market Value of the shares of Stock to which the cash payment relates.

(d) Adjustments. If there is any change in the number or kind of shares of Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Stock as a class without IKON’s receipt of consideration, or if the value of outstanding shares of Stock is substantially reduced as a result of a spinoff or IKON’s payment of an extraordinary dividend or distribution, the maximum number of shares of Stock available for issuance under the Plan, the maximum number of shares of Stock for which any individual may receive pursuant to Grants in any year, the number of shares covered by outstanding Grants, the kind of shares to be issued or transferred under the Plan, and the price per share or the applicable market value of such Grants shall be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive.

6.	Eligibility for Participation

(a) Eligible Persons. All Employees, including Employees who are officers or members of the Board, and all Non-Employee Directors shall be eligible to participate in the Plan. Consultants are eligible to participate in the Plan if they perform bona fide services for the Company, the services are not in connection with the offer or sale of securities in a capital-raising transaction, and the Consultants do not directly or indirectly promote or maintain a market for IKON’s securities.

(b) Selection of Participants. The Committee shall select the Employees, Consultants and Non-Employee Directors to receive Grants and shall determine the terms and conditions of the Grant and the number of shares of Stock subject to each Grant.

7.	Options

(a) General Requirements. The Committee may grant Options to an Employee, Consultant or Non-Employee Director upon such terms and conditions as the Committee deems appropriate under this Section 7.

(b) Number of Shares. The Committee shall determine the number of shares of Stock that will be subject to each Grant of Options to Employees, Consultants and Non-Employee Directors.

(c) Type of Option and Price.

(i) The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options may be granted only to Employees of IKON or its Parent or Subsidiaries. Nonqualified Stock Options may be granted to Employees, Consultants and Non-Employee Directors.

(ii) The Option Price shall be determined by the Committee and may be equal to or greater than the Fair Market Value of the shares of Stock subject to the Grant on the Date of Grant; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the Date of Grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of IKON or any Parent or Subsidiary, unless the Option Price is not less than 110% of the Fair Market Value on the Date of Grant.

(d) Option Term. The Committee shall determine the term of each Option. The term of an Option shall not exceed ten years from the Date of Grant. However, an Incentive Stock Option that is granted to an Employee who, at the Date of Grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of IKON, or any Parent or Subsidiary, may not have a term that exceeds five years from the Date of Grant.

(e) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Letter. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(f) Termination of Employment or Service. Except as provided in the Grant Letter, an Option may only be exercised while the Participant is employed by, or providing service to, the Company. The Committee shall specify in the Grant Letter under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

(g) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to IKON or its designated agent. The Participant shall pay the Option Price and any withholding taxes for the Option (i) in cash or by check, (ii) by delivering shares of Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Option Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Stock having an aggregate Fair Market Value on the date of exercise equal to the Option Price, (iii) in cash, on the T+3 settlement date that occurs after the exercise date specified in the notice of exercise, provided that the Participant exercises the Option through an irrevocable agreement with a registered broker and the payment is made in accordance with procedures permitted by Regulation T of the Federal Reserve Board and such procedures do not violate applicable law, or (iv) by such other method as the Committee may approve, to the extent permitted by applicable law. Shares of Stock used to exercise an Option pursuant to subsection (ii) shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to IKON with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made.

(h) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that if the aggregate Fair Market Value on the Date of Grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of IKON or a Parent or Subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

8.	SARs

(a) General Requirements. The Committee may grant SARs to any Employee, Consultant or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 8. Each SAR shall represent the right of the Participant to receive, upon settlement of the SAR, shares of Stock or cash equal to the amount by which the Fair Market Value of a share of Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described below in Section 8(c).

(b) Terms of SARs. The Committee shall determine the terms and conditions of SARs and may grant SARs separately from or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or any time thereafter while the Option remains outstanding; provided, however, that in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option. The Committee will determine the number of SARs to be granted, the base amount, the vesting and other restrictions applicable to SARs and the period during which SARs will remain exercisable.

(c) Base Amount. The Committee shall establish the base amount of the SAR at the time the SAR is granted.

(d) Payment With Respect to SARs. The Committee shall determine whether the appreciation in an SAR shall be paid in the form of cash, in Stock, or in a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of shares of Stock to be received, Stock shall be valued at its Fair Market Value on the date of exercise of the SAR. If shares of Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

(e) Requirement of Employment or Service. The Committee shall determine in the Grant Letter under what circumstances a Participant may retain SARs after termination of the Participant’s employment or service, and the circumstances under which SARs may be forfeited.

9.	Stock Units

(a) General Requirements. The Committee may grant Stock Units to any Employee, Consultant or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 9. Each Stock Unit shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock. All Stock Units shall be credited to accounts on IKON’s records for purposes of the Plan.

(b) Terms of Stock Units. The Committee may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c) Payment With Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Stock, or in a combination of the two, as determined by the Committee. The Grant Letter shall specify the maximum number of shares that shall be paid under the Stock Units.

(d) Requirement of Employment or Service. The Committee shall determine in the Grant Letter under what circumstances a Participant may retain Stock Units after termination of the Participant’s employment or service, and the circumstances under which Stock Units may be forfeited.

10.	Performance Units

(a) General Requirements. The Committee may grant Performance Units to an Employee, Consultant or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 10. Each Performance Unit shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock, if specified performance goals are met. All Performance Units shall be credited to accounts on IKON’s records for purposes of the Plan.

(b) Terms of Performance Units. The Committee shall establish the performance goals and other conditions for payment of Performance Units. Performance Units may be paid at the end of a specified performance or other period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Performance Units to be granted and the requirements applicable to such Performance Units.

(c) Payment With Respect to Performance Units. Payment with respect to Performance Units shall be made in cash, in Stock, or in a combination of the two, as determined by the Committee. The Committee shall establish in the Grant Letter a target amount to be paid under a Performance Unit based on achievement of the performance goals.

(d) Requirement of Employment or Service. The Committee shall determine in the Grant Letter under what circumstances a Participant may retain Performance Units after termination of the Participant’s employment or service, and the circumstances under which Performance Units may be forfeited.

11.	Stock Awards

(a) General Requirements. The Committee may issue or transfer shares of Stock to an Employee, Consultant or Non-Employee Director under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 11. Shares of Stock issued or transferred pursuant to Stock Awards may be issued or transferred for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals.

(b) Number of Shares. The Committee shall determine the number of shares of Stock to be issued or transferred pursuant to a Stock Award and any restrictions applicable to such shares.

(c) Requirement of Employment or Service. The Committee shall determine in the Grant Letter under what circumstances a Participant may retain Stock Awards after termination of the Participant’s employment or service, and the circumstances under which Stock Awards may be forfeited.

(d) Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 17. Each certificate, or electronic book entry equivalent, for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Committee may retain possession of any stock certificates for Stock Awards until all restrictions on such shares have lapsed.

(e) Right to Vote and to Receive Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Committee may determine that a Participant’s entitlement to dividends or other distributions with respect to a Stock Award shall be subject to achievement of performance goals or other conditions.

12. Dividend Equivalents

(a) General Requirements. When the Committee makes a Grant under the Plan, the Committee may grant Dividend Equivalents in connection with such Grants, under such terms and conditions as the Committee deems appropriate under this Section 12. Dividend Equivalents may be paid to Participants currently or may be deferred, as determined by the Committee. All Dividend Equivalents that are not paid currently shall be credited to accounts on IKON’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to Stock Units for the Participant, as determined by the Committee. Unless otherwise specified in the Grant Letter, deferred Dividend Equivalents will not accrue interest. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals.

(b) Payment with Respect to Dividend Equivalents. Dividend Equivalents may be payable in cash or shares of Stock or in a combination of the two, as determined by the Committee.

13.	Other Stock-Based Awards

(a) The Committee may grant other awards that are cash-based or based on, measured by or payable in Stock to Employees, Consultants or Non-Employee Directors, on such terms and conditions as the Committee deems appropriate under this Section 13. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Stock or cash, or in a combination of the two, as determined by the Committee in the Grant Letter.

(b) Units credited to a participant’s IKON Index Account under the Executive Plan as IKON contributions that are redeemable as Stock, in accordance with the terms of the Executive Plan, shall be issued under the Plan pursuant to this Section 13.

14.	Qualified Performance-Based Compensation

(a) Designation as Qualified Performance-Based Compensation. The Committee may determine that Stock Units, Performance Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code. The provisions of this Section 14 shall apply to any such Grants that are to be considered “qualified performance-based compensation” under section 162(m) of the Code. To the extent that Grants of Stock Units, Performance Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards designated as “qualified performance-based compensation” under section 162(m) of the Code are made, no such Grant may be made as an alternative to another Grant that is not designated as “qualified performance based compensation” but instead must be separate and apart from all other Grants made.

(b) Performance Goals. When Stock Units, Performance Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards that are to be considered “qualified performance-based compensation” are granted, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and the requirements of section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, but the Committee may reduce the amount of compensation that is payable upon achievement of the designated performance goals.

(c) Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: Stock price, earnings per share of Stock, net earnings or profits, operating earnings, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specific revenue goals, market penetration goals, geographic business expansion goals, cost targets, cash position or goals relating to acquisitions or divestitures. The performance goals may relate to the Participant’s business unit or the performance of IKON, a Subsidiary, or IKON and its Subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform as among Participants.

(d) Timing of Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.

(e) Certification of Results. The Committee shall certify and announce the results for the performance period to all Participants after IKON announces IKON’s financial results for the performance period. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the terms of each Grant Letter.

(f) Death, Disability or Other Circumstances. The Committee may provide in the Grant Letter that Grants shall be payable, in whole or in part, in the event of the Participant’s death or disability, a Change in Control or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

15.	Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares of Stock that would otherwise be due to the Participant in connection with any Grant. The Committee shall establish rules and procedures for such deferrals, which shall be consistent with the requirements of section 409A of the Code and the corresponding Treasury regulations and rulings.

16.	Withholding of Taxes

(a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. IKON may (i) require that the Participant or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or (ii) deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

(b) Election to Withhold Shares. Unless the Committee determines otherwise, a Participant may elect to satisfy the Company’s tax withholding obligation with respect to Grants paid in Stock by having shares withheld, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. In addition, with respect to any required tax withholding amount that exceeds the minimum applicable withholding tax rate, the Committee may permit a Participant to satisfy such tax withholding obligation with respect to such excess amount by providing that the Participant may elect to deliver to IKON shares of Stock owned by the Participant that have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to IKON. The elections described in this subsection (b) must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

17.	Transferability of Grants

(a) In General. Except as provided in this Section 17, only the Participant may exercise rights under a Grant during the Participant’s lifetime. A Participant may not transfer those rights except by will or by the laws of descent and distribution, or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order. When a Participant dies, the Successor Participant may exercise such rights in accordance with the terms of the Plan. A Successor Participant must furnish proof satisfactory to IKON of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide in a Grant Letter that a Participant may transfer Nonqualified Stock Options to family members or other persons or entities, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of a Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

18. Consequences of a Change in Control

(a) Notice and Acceleration. Upon a Change in Control, unless the Committee determines otherwise, (i) IKON shall provide each Participant with outstanding Grants written notice of such Change in Control, (ii) all outstanding Options and SARs shall automatically accelerate and become fully exercisable, (iii) the restrictions and conditions on all outstanding Stock Awards shall immediately lapse, (iv) Participants holding outstanding Performance Units shall receive payment in settlement of such Performance Units, in an amount determined by the Committee, based on the Participant’s target payment for the performance period and the portion of the performance period that precedes the Change in Control, (v) all outstanding Stock Units shall become payable in cash or Stock in an amount not less than their target amount, as determined by the Committee, and (vi) Dividend Equivalents and Other Stock-Based Awards shall become fully payable in cash or Stock, in amounts determined by the Committee.

(b) Assumption of Grants. Upon a Change in Control where IKON is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options and rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other Grants that remain outstanding shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

(c) Other Alternatives. Notwithstanding the foregoing, subject to subsection (d) below, in the event of a Change in Control, the Committee may take any of the following actions with respect to any or all outstanding Grants, without the consent of any Participant: (i) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for a payment by IKON, in cash or Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value subject to the Participant’s unexercised Options and SARs exceeds the Option Price of the Options or the base amount of the SARs, as applicable, (ii) after giving Participants an opportunity to exercise their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, or (iii) with respect to Participants holding Stock Units, Performance Units, Dividend Equivalents or Other Stock-Based Awards, the Committee may determine that such Participants shall receive a payment in settlement of such Stock Units, Performance Units, Dividend Equivalents or Other Stock-Based Awards, in such amount and form as may be determined by the Committee. Such surrender, termination or settlement shall take place as of the date of the Change in Control or such other date as the Committee may specify.

(d) Committee. The Committee making the determinations under this Section 18 following a Change in Control must be comprised of the same members as those of the Committee immediately before the Change in Control. If the Committee members do not meet this requirement, the automatic provisions of subsections (a) and (b) shall apply, and the Committee shall not have discretion to vary them.

19.	Requirements for Issuance of Shares

No shares of Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

20.	Amendment and Termination of the Plan

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the shareholders of IKON if such approval is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements. No amendment or termination of this Plan shall, without the consent of the Participant, impair any rights or obligations under any Grant previously made to the Participant, unless such right has been reserved in the Plan or the Grant Letter, or except as provided in Section 21(b) below.

(b) No Repricing Without Shareholder Approval. Notwithstanding anything in the Plan to the contrary, without the prior approval of IKON’s shareholders, no Grant under the Plan may be repriced, replaced, regranted through cancellation or modified if the effect would be to reduce the exercise price for the shares underlying such Grant; provided, however, that the foregoing shall not apply to any adjustment made to a Grant pursuant to Section 5(d) of the Plan. In addition, without the prior approval of IKON’s shareholders, the Committee may not cancel an outstanding Grant that is underwater for the purpose of granting a replacement Grant of a different type.

(c) Shareholder Approval for “Qualified Performance-Based Compensation.” If Stock Units, Performance Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards are granted as “qualified performance-based compensation” under Section 14 above, the Plan must be reapproved by IKON’s shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the provisions of Section 14, if additional Grants are to be made under Section 14 and if required by section 162(m) of the Code or the regulations thereunder.

(d) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.

21.	Miscellaneous

(a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of IKON to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving IKON in substitution for a grant made by such corporation. The terms and conditions of the substitute Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute Grants.

(b) Compliance with Law. The Plan, the exercise of Options and the obligations of IKON to issue or transfer shares of Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of IKON that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of IKON that the Plan and applicable Grants comply with the applicable provisions of sections 162(m), 409A and 422 of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or sections 162(m), 409A or 422 of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or sections 162(m), 409A or 422 of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(c) Enforceability. The Plan shall be binding upon and enforceable against IKON and its successors and assigns.

(d) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. Neither IKON nor any other Company shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between IKON or any other Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of IKON or any other Company. To the extent that any person acquires a right to receive payment from IKON hereunder, such right shall be no greater than the right of any unsecured general creditor of IKON.

(e) Rights of Participants. Nothing in this Plan shall entitle any Employee, Consultant, Non-Employee Director or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Company.

(f) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(g) Employees Subject to Taxation Outside the United States. With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(h) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Letters issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.